Filed pursuant to Rule 424(b)(3)
                                              Commission File No. 333-41422


                PROSPECTUS SUPPLEMENT DATED SEPTEMBER 27 2000
                  (TO PROSPECTUS DATED SEPTEMBER 19, 2000)

                             2,281,720 Shares
                                COM21, INC.
                               Common Stock

	This Prospectus Supplement supplements the Prospectus dated September 19, 2000 (the "Prospectus") of Com21, Inc. ("Com21") relating to the public offering, which is not being underwritten, and sale by certain shareholders of Com21 or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders) of up to 2,281,720 shares of Com21 common stock, par value $0.001 per share (the "Common Stock"), who received such shares in a private transaction in which Com21 acquired all of the ordinary shares of GADline, Ltd. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                             SELLING SHAREHOLDER

	Recently, Green Cay Latin American Fund LDC transferred 66,905 shares of Common Stock to Siebels Emerging Markets Technology Fund, which transferee was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a shareholder of Com21 who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Com21 Common Stock this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to remove Green Cay Latin American Fund LDC and to include Siebels Emerging Markets Technology Fund as a Selling Shareholder.

                                                                 Number of
                                                                  Shares
                                                    Percent of   Registered
                                 Number of Shares  Outstanding    For Sale
Name of Selling Shareholder     Beneficially Owned  Shares (1)   Hereby (2)
______________________________  __________________  ___________  __________

Siebels Emerging Markets
Technology Fund                      66,905               *        66,905
___________________
*   Represents beneficial ownership of less than one percent.

(1) Based on the number of shares outstanding on July 5, 2000.

(2) Assumes the sale of all shares of Com21 common stock offered by the Selling Shareholders. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Com21's outstanding shares of common stock.